SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
GPS FUNDS II AND ASSETMARK, INC.

This Second Amendment is effective as of April 1, 2021, by and between GPS Funds II, a Delaware statutory trust (the “Trust”), and AssetMark, Inc., a California corporation (the “Advisor”).

WHEREAS, the parties entered into an Investment Advisory Agreement (the “Agreement”) dated October 31, 2016; and

WHEREAS, the parties previously amended the Agreement, effective January 1, 2018, to reflect the addition of the GuidePath® Conservative Income Fund, GuidePath® Income Fund; and GuidePath® Growth and Income Fund to Schedule A of the Agreement; and

WHEREAS, the parties now wish to further amend the Agreement, in accordance with Section 12 thereof, by amending Schedule A thereof to reflect the liquidation of the GuideMark® Opportunistic Fixed Income Fund, a series of the Trust;

NOW, THEREFORE, the parties agree as follows:

1.Schedule A to the Agreement is hereby deleted and replaced with the following:

Schedule A to the
Investment Advisory Agreement between
GPS Funds II and
AssetMark, Inc.

Pursuant to Section 5 of the Investment Advisory Agreement, the Trust shall cause each Fund to pay the Advisor compensation at an annual rate as follows:

Fund:	Compensation (as a percentage of daily net assets):	Effective Date	Initial Renewal Deadline
GuidePath® Growth Allocation Fund	0.250%	October 31, 2016	October 30, 2018
GuidePath® Conservative Allocation Fund	0.250%	October 31, 2016	October 30, 2018
GuidePath® Tactical Allocation Fund	0.350%	October 31, 2016	October 30, 2018
GuidePath® Absolute Return Allocation Fund	0.350%	October 31, 2016	October 30, 2018
GuidePath® Multi-Asset Income Allocation Fund	0.350%	October 31, 2016	October 30, 2018
GuidePath® Flexible Income Allocation Fund	0.250%	October 31, 2016	October 30, 2018
GuidePath® Managed Futures Strategy Fund	1.050%	October 31, 2016	October 30, 2018
GuidePath® Conservative Income Fund	0.350%	January 1, 2018	December 31, 2019
GuidePath® Income Fund	0.450%	January 1, 2018	December 31, 2019
GuidePath® Growth and Income Fund	0.450%	January 1, 2018	December 31, 2019

2.Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ASSETMARK, INC.		GPS FUNDS II
By:	/s/ Carrie Hansen	By:	/s/ Carrie Hansen
Name & Title:	Carrie Hansen, COO and EVP	Name & Title:	Carrie Hansen, President